Exhibit 99.1

Brookdale Announces James Seward’s Decision Not to Stand for Re-election

NASHVILLE, Tenn., July 2, 2019 -- Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) announced today that, after more than 10 years of service as a director, James R. Seward has decided not to stand for re-election at the Company’s Annual Meeting of Stockholders in 2019.

“Jim has served Brookdale with distinction since 2008,” said Lucinda (“Cindy”) Baier, Brookdale’s President and Chief Executive Officer. “Jim’s sound judgment, dedication, vigilant oversight, and financial expertise have served Brookdale well during a period of rapid expansion and change in our company. Most recently, as chair of the Investment Committee, Jim helped steer Brookdale onto a path of long-term shareholder value creation for years to come. Jim made us a better company and a better Board and we’re going to miss Jim greatly. On behalf of all of the members of the Board, we wish Jim well and want to thank him for his years of dedicated service to Brookdale.”

Seward said, “It has been my pleasure and an honor to serve Brookdale and its shareholders over the past ten years. I am pleased that Brookdale’s turnaround is well underway. Given other near-term commitments, I feel that it is appropriate for me not to stand for re-election at the upcoming annual meeting. I know that Brookdale is in good hands and look forward to seeing Cindy, the Board and the entire management team lead Brookdale into its next season.”

About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 844 communities in 45 states and the ability to serve approximately 80,000 residents as of March 31, 2019. The Company also offers a range of home health, hospice, and outpatient therapy services. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Contacts
Brookdale Senior Living Inc.
Investor Relations:     (615) 564-8104            Media: (615) 564-8225
Kathy MacDonald     kathy.macdonald@brookdale.com    Julie K. Davis jkdavis@brookdale.com